Exhibit 2
CALL OPTION AGREEMENT

This CALL OPTION AGREEMENT (the "Agreement") is entered into as of January 21, 2019, by and between, severally, each of Ronen Shilo an Israeli citizen (“Shilo”), and Dror Erez, an Israeli citizen (“Erez”, and together with Shilo, the "Grantors"), on the one hand, and Value Base Ltd. and or any of its affiliates, on the other hand ("Grantee").

1.          Call Option

1.1
Each Grantor hereby grants to Grantee an option (the "Call Option"), to acquire the following number (and not less than the following number) of Ordinary Shares, par value NIS 0.03 per share, of Perion Network Ltd. (the "Call Option Shares") held by such Grantor:

Shilo: 1,462,644 Call Option Shares
Erez: 1,138,547 Call Option Shares

The Call Option may only be exercised by the Grantee one time for the entirety of all 2,601,191 (Two Million Six Hundred One Thousand One Hundred Ninety One) Call Option Shares to be sold by both Grantors, in the aggregate, for a total purchase price of US$8,583,930.30 (Eight Million Five Hundred Eighty Three Thousand Nine Hundred Thirty and 30/100 US Dollars) (the "Call Option Purchase Price"), which purchase price shall be payable as follows:

to Shilo: $4,826,725.20
to Erez: $3,757,205.10

For the avoidance of doubt it is hereby clarified that the Call Option is granted by each Grantor to the Grantee for no consideration of any kind (including, but not limited to, no exercise price of the Call Option, other than payment of the Call Option Purchase Price for purchase of the underlying Call Option Shares).

1.2
In the event that Perion Network Ltd. subdivides or combines its shares or issues shares in connection with any stock split, stock dividend, recapitalization, reclassification or similar event, the number of Call Option Shares that shall be subject to the Call Option shall be proportionately adjusted to reflect such event, but the aggregate Call Option Purchase Price and the distribution of the Call Option Purchase Price between the respective Grantors shall be unaffected thereby.

1.3
The Grantee may exercise the Call Option (as described in Section 1.4 below) and complete the purchase of all Call Option Shares, by effecting payment of the Call Option Purchase Price (to the accounts of the Grantors set forth in Exhibit A hereto) at any time during the period commencing on the date of this Agreement through the fourteenth (14th) day from the date of this Agreement (the "Call Option Period"). The Call Option shall lapse if not exercised, or if payment of the Call Option Purchase Price, in its entirety, is not completed to each Grantor, during the Call Option Period.

1.4
As provided in Section 1.1 above, the exercise of the Call Option may be effected in no more than one (1) installment, and shall be carried out by the Grantee delivering a notice in the form attached as Exhibit B hereto (the "Call Option Exercise Notice") to the Grantor, to the email address specified in Exhibit B. Any Call Option Exercise Notice that is not accompanied by, or followed by, within the Call Option Period, payment of the Call Option Purchase Price, in its entirety (to the accounts of the Grantors set forth in Exhibit A hereto) shall be null and void.

1.5
The Grantee hereby acknowledges that other than as confirmed by each Grantor in the “Perion Network Ltd. – Sale of Company Shares in an Off-Exchange Transaction”, attached as Exhibit C hereto, which confirmation applies to the Call Option Shares, each Grantor’s Call Option Shares may be acquired by the Grantee hereunder solely on an "as is" basis, without any representation or warranty being provided by either Grantor.

IN WITNESS WHEREOF the parties hereto have signed this Agreement as of the date first above written:

/s/ Ronen Shilo Ronen Shilo	Name of Grantee: Value Base Ltd. Name and signatures of persons authorized to sign on behalf of Grantee: /s/ Victor Shamrich, Chairman /s/ Ido Nouberger, CEO
/s/ Dror Erez Dror Erez

Exhibit A
Wire Information for Each Grantor:

Ronen Shilo:
Call Option Purchase Price Amount: $4,826,725.20

Wire Details:
To be provided

Dror Erez:
Call Option Purchase Price Amount: $3,757,205.10

Wire Details:
To be provided

Exhibit B
Exercise Notice

Attention:
Ronen Shilo
Dror Erez

Via Email To:
Roy@como.com
dshamgar@meitar.com

Reference is hereby made to Call Option Agreement (the “Agreement”), dated January 21, 2019, by and between, severally, each of Ronen Shilo and Dror Erez (the “Grantors”), on the one hand, and Value Base Ltd. and or any of its affiliates (the “Grantee”), on the other hand. Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned thereto in the Agreement.

The undersigned Grantee hereby exercises the Call Option in accordance with the terms of the Agreement. The Grantee shall wire payment of the Call Option Purchase Price, in its entirety, during the Call Option Period, to the accounts specified in Exhibit A to the Agreement, and currently expects to make such payment on ___________, 2019, and hereby requests that each Grantor deliver his respective Call Option Shares to the following brokerage account of the Grantee upon receipt of such payment:

Grantee Brokerage Account Information:

Name of Broker:
DTC Number of Broker:
Grantee’s Account Number at Broker:

IN WITNESS WHEREOF the undersigned Grantee has signed this Exercise Notice as of the date set forth below:

Name of Grantee: _____________________
By:_________________________
Name:
Title:

Exhibit C
Perion Network Ltd. – Sale of Company Shares in an Off-Exchange Transaction

January 22, 2019
Re: Perion Network Ltd. (the "Company") – Sale of Company Shares in an Off-Exchange Transaction

Further to the sale transaction in which an aggregate of 900,000 ordinary shares, par value NIS 0.03 per share, of the Company are being sold by Ronen Shilo, a significant shareholder of the Company and 900,000 ordinary shares, par value NIS 0.03 per share, of the Company are being sold by Dror Erez, a director and significant shareholder of the Company, in an off-exchange transaction at a price of $3.30 (U.S. dollars) per share on 22.1.2019 (the "Sold Shares") to EA2K, a private company, Israeli company number 515924439 (the "Purchaser"), each of the undersigned shareholders hereby severally confirms, solely as to himself and his own Sold Shares, that:

A.
All of his Sold Shares are free and clear of any debt, lien, encumbrance, pledge, option, right of first refusal, trust claims (that each of the undersigned shareholders knows about)  and/or any other third-party right of any kind, including proxies, voting trust and other voting agreements, calls or commitments of every kind.

B.
Without detracting from the aforesaid, all of his Sold Shares are free and clear of any contractual lock-up arrangement of any kind, and there do not exist effective agreements, written or oral, between the undersigned shareholder and a holder of shares in the Company with respect to such undersigned shareholder’s Sold Shares. No representation or warranty is provided with respect to any restriction that may apply to the Sold Shares under any applicable law or the rules of any stock exchange.

C.
He is not party to an agreement with any individual or entity concerning a right to purchase his Sold Shares, or receipt thereof in a different manner, nor concerning right of first refusal or any other similar right; nor has he committed, given or granted to any individual or entity any such current or future right (in each case, other than to the Purchaser as confirmed herein).

D.	He is not subject to a legal impediment, contractual or otherwise, to his entering into the sale of his Sold Shares and performing all of his obligations pursuant related thereto.
E.
He is aware that the Purchaser is relying on his confirmations contained herein. Notwithstanding the foregoing, other than the confirmations provided herein, the undersigned’s Sold Shares are being sold on an "as is" basis, without any representation or warranty being provided by the undersigned.

_________________________________ Ronen Shilo	_________________________________ Dror Erez